EXHIBIT 10.43

May 26, 2011

Frank Witney, Ph.D.

Dear Frank:

It is our pleasure to offer you the position of President and Chief Executive Officer of Affymetrix Inc. (“Affymetrix”) at an annual salary of $500,000 (paid on a bi-monthly basis), reporting to the Board of Directors of Affymetrix.  It is expected that your start date will be July 1, 2011.

You will be eligible to participate in the Affymetrix annual cash bonus program with an award level targeted at 75% of annual base salary.  The actual bonus amount is determined each year by the Compensation Committee of the Board of Directors based on achievement of financial performance and corporate goals and your individual goal achievement.  Your bonus for 2011 will be prorated to reflect your start date.

Additionally, you will receive the following equity awards:
•
An option to purchase 300,000 shares of common stock of Affymetrix.  These options will vest 25% per year over a 4-year period from your start date and will be granted (and therefore priced), as required by Affymetrix’s stock option grant policy, on the first date following your commencement of employment that is the third Thursday of a month.

•
Restricted stock units representing 150,000 shares of common stock of Affymetrix. This award will vest 25% per year over a 4-year period from your start date, provided that you continue to be an employee of Affymetrix on such vesting dates.

•
Performance-based restricted stock units totaling up to 240,000 shares of common stock of Affymetrix, which may be earned over a 4-year period subject to meeting performance criteria to be specified by Affymetrix’ Compensation Committee.

The terms of these equity awards will be governed in all respects by the terms of the applicable Affymetrix equity incentive plans and the equity award agreements that will be provided to you after commencement of your employment.

As an additional condition of employment, we will require that you sign a copy of Affymetrix’ Confidentiality and Nondisclosure Agreement. Without limiting the terms thereof, you represent that you have no other agreement, relationship, or commitment to any other person or entity that conflicts with your obligations to Affymetrix under such agreement.

Affymetrix will enter into its standard form of Officer and Director Indemnification Agreement with you.  You will be eligible for employee benefits available to other Affymetrix executives from time to time, including benefits under Affymetrix’s executive severance policy and Change of Control Plan as applicable to the CEO position.

Federal Immigration Law requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens.  Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States.  Please bring the appropriate original documentation on your first day of work.

Your employment is at will and may be terminated by you or by Affymetrix for any or no reason, with or without cause or notice. All amounts referenced herein are subject to tax withholding.

If you have any questions, please feel free to contact me.  To indicate acceptance of this offer please return a signed copy of this letter to me by the close of business on the second business day from the date of this offer.

Sincerely,
Affymetrix, Inc.

By:  /s/ Stephen P.A. Fodor, Ph.D.
Name: Stephen P.A. Fodor, Ph.D.
Title:   Chairman of the Board

Offer Acceptance:

/s/ Frank Witney, Ph. D.                                                                Date: May 26, 2011
Frank Witney, Ph. D.